Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This  SECOND  AMENDED   AND   RESTATED   LOAN  AND  SECURITY  AGREEMENT   (this “Agreement”) dated as of February 17, 2015 (the “Effective Date”) is among (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) (i) SOLAREDGE TECHNOLOGIES, LTD., a company  organized under the laws of the State of Israel (“Ltd”), (ii) SOLAREDGE TECHNOLOGIES, INC., a Delaware corporation (“Inc”), and (iii) SOLAREDGE TECHNOLOGIES GMBH, a company with limited liability formed and organized under the laws of Germany, registered with the commercial register of the local court of Munich under registration number HRB 195428 (“GmbH”) (Ltd, Inc, and GmbH are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), and provides the terms on which Bank shall lend to Borrower, and Borrower shall repay Bank. This Agreement amends and restates in its entirety that certain Amended and Restated Loan and Security Agreement dated as of January 8, 2013, among Borrower and Bank, as amended by that certain First Amendment to Loan and Security Agreement dated as of April 30, 2013, as further amended by that certain Second Amendment to Loan and Security Agreement dated as of June 30, 2013, and as further amended by that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of February 27, 2014 (as amended, the “Prior Agreement”). The parties agree that the Prior Agreement is hereby superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1                                         ACCOUNTING  AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Except as otherwise provided in this Agreement, calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. The term “financial statements” includes the notes and schedules. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code to the extent such terms are defined therein, and by any other applicable law.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon together with any fees and Finance Charges as and when due in accordance with this Agreement.

2.1.1                     Financing of Accounts

(a)                                 Availability.

(i)                                     Subject to the terms of this Agreement and provided that Borrower is not Streamline Facility Eligible, Inc and/or Ltd may request  that Bank finance specific Eligible Accounts. Bank may, in its good faith business discretion, finance such Eligible Accounts by extending credit to Inc and/or Ltd in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account. Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis.

(ii)                                  Subject to the terms of this Agreement and provided that Borrower is Streamline Facility Eligible, Inc and/or Ltd may request that Bank finance Eligible Accounts on an aggregate basis (the “Aggregate Eligible Accounts”). Bank may, in its good faith business  discretion, finance Aggregate Eligible Accounts by extending credit to Inc and/or Ltd in an amount equal to the result of the Advance Rate multiplied by the face amount of the Aggregate Eligible Accounts.

Bank may, in its sole discretion, change the percentage of the Advance Rate and/or Borrowing Base for the Aggregate Eligible Accounts on a case by case basis.

(iii)                               Any extension of credit made pursuant to the terms of subsections (i) or (ii) above shall hereinafter be referred to as an “Advance”. When Bank makes an Advance, the Eligible Account or Aggregate Eligible Accounts each become a separate “Financed Receivable”. GmbH acknowledges, confirms, and agrees that it may not request Advances hereunder.

(b)                                 Maximum Advances.

(i)                                     The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount. In addition to and notwithstanding the foregoing, (A) the aggregate amount of Advances outstanding at any time may not exceed the Maximum Availability Amount and (B) the aggregate amount of Advances outstanding hereunder based upon Aggregate Eligible Accounts may not exceed at any time the Availability Amount.

(ii)                                  If, at any time, amounts outstanding exceed the amounts set forth in this Section 2.1.l(b), Borrower shall immediately pay to Bank in cash such excess amount, and Borrower hereby irrevocably authorizes Bank to debit any of its accounts maintained with Bank or any of Bank’s Affiliates in connection therewith.

(c)                                  Borrowing Procedure. Inc and/or Ltd will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C signed by a Responsible Officer of Inc and/or Ltd for each Credit Extension it requests, accompanied by (i) an accounts receivable aging and a Borrowing Base Certificate in the form attached hereto as Exhibit D, with respect to requests for Advances based upon Aggregate Eligible Accounts, or (ii) invoices, with respect to requests for Advances based upon Eligible Accounts. Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal. In addition, upon Bank’s request, Borrower shall deliver to Bank any contracts, purchase orders, shipping documents, or other underlying supporting documentation with respect to any Eligible Account (including those Eligible Accounts comprising the Aggregate Eligible Accounts).

(d)                                 Credit Quality; Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder to approve any such Account Debtor’s credit before agreeing to finance such Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3 of this Agreement) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion; provided, however, Bank wil1 notify Borrower prior to making any direct contact with Borrower’s Account Debtors, unless an Event of Default has occurred and is continuing.

(e)                                  Accounts Notification/Collection. Bank may notify any Account Debtor of Bank’s security interest in the Borrower’s Accounts and verify and/or collect them; provided, however, Bank will notify Borrower prior to making any direct contact with Borrower’s Account Debtors, unless an Event of Default has occurred and is continuing.

(f)                                   Early Termination. This Agreement may be terminated prior to the Maturity Date as follows; (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

(g)                                  Maturity. This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable in full on the Maturity Date.

(h)                                 Suspension  of  Credit Extensions.  Inc’s and/or Ltd’s ability to request that Bank  make Credit Extensions hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date.

(i)                                     End  of  Streamline  Facility  Eligible  Status.  On any day that Borrower ceases to  be Streamline Facility Eligible, (i) all outstanding Advances made based on Aggregate Eligible Accounts shall  be immediately due and payable, together with all Finance Charges accrued thereon, (ii) all Bank Services  shall immediately be cash secured pursuant to the terms of Section 4.1 and (iii) Obligations in connection with  Credit Extensions provided under Sections 2.1.2, 2.1.3 and 2.1.4 hereof shall immediately be cash secured as provided in such sections. Provided no Event of Default then exists hereunder and subject to the terms of this Agreement, Bank may, in its good faith business discretion, refinance the outstanding principal amount of such Advances with new Advances made based on specific Eligible Accounts (in accordance  with this Agreement,  including, without limitation, Section 2.1.1 hereof). In connection with same, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C containing detailed invoice  reporting, signed by a Responsible Officer, together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2(g) hereof and Bank may, in its good faith business discretion, finance same (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof) and each Eligible Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement. If, following such determination, the outstanding principal amount of the Obligations in connection with Advances  made pursuant to Section 2.1.1 exceeds the amount of Advances Bank has agreed to make based on specific  Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby  irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(j)                                    Commencement   of  Streamline  Facility  Eligible  Status.  On  any  day  that  Borrower becomes Streamline Facility Eligible, all outstanding Advances made  based  on Eligible  Accounts   shall be immediately due and payable, together with all Finance Charges and Collateral Handling Fees accrued  thereon. Provided no Event of Default then exists hereunder and subject to the terms of this Agreement, Bank shall refinance such Advances with new  Advances  made  based  on  Aggregate  Eligible  Accounts  (in  accordance   with this Agreement, including, without limitation, Section 2.1.1 hereof).  In connection  with such request, Borrower shall deliver to Bank (i) an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C containing a current accounts receivable aging, and (ii) a Borrowing Base Certificate in the form attached hereto as Exhibit D, and Bank shall refinance the outstanding principal amount of such Advances with new  Advances made based on Aggregate Eligible Accounts (in accordance with this Agreement, including, without  limitation, Section 2.1.1 hereof) and the Aggregate Eligible Accounts financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement. If, following such determination, the outstanding principal  amount of the Obligations in connection with Advances made pursuant to Section 2.1.1 exceeds the amount of Advances Bank has agreed to make based on Aggregate Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

2.1.2                     Letters of Credit.

(a)                                 Upon Borrower’s request, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed One Million Dollars ($1,000,000.00), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount.

(b)                                 If, on the Maturity Date (or the effective date of any termination of this Agreement), or any date when Borrower ceases to be Streamline Facility Eligible, there are any outstanding Letters of Credit, then on any such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105.0%) (if the Letter of Credit is denominated in Dollars) or one hundred ten percent (110.0%) (if the Letter of Credit is denominated in a Foreign Currency) of the aggregate Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its reasonable discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account  or by Bank’s interpretations of any Letter of Credit issued  by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission (but excluding gross negligence or willful misconduct), in following Borrower’s instructions  or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c)                                  The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d)                                 Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus customary fees and charges in connection therewith such as wire, cable, SW!Ff or similar charges).

(e)                                  To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (I0.0%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.

2.1.3                     Foreign Exchange.  Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Contract”) on a specified date (the “Settlement Date”). FX Contracts shall have a Settlement Date of at least one (1) PX Business Day after the contract date and shall be subject to a reserve of ten percent (10.0%) of each outstanding FX Contract. The aggregate amount of FX Contracts at any one time may not exceed ten (I0) times One Million Dollars ($1,000,000.00), minus (a) the sum of all amounts used for Cash Management Services, and minus (b) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). An amount equal to ten percent (10.0%) of each outstanding FX Contract is referred to herein as the “FX Reduction Amount”.  Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Contracts will accrue interest at the highest interest rate applicable to Advances. If, on the Maturity Date (or the effective date of any termination of this Agreement), or any date when Borrower ceases to be Streamline Facility Eligible, there are any outstanding FX Contracts, then on such date Borrower shall provide to Bank cash collateral acceptable to Bank in its good faith business judgment to secure all of the Obligations relating to such FX Contracts.

2.1.4                     Cash Management Services. Borrower may use an aggregate amount not to exceed One Million Dollars ($1,000,000.00), minus (a) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (b) the FX Reduction Amount, for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will accrue interest at the highest interest rate applicable to Advances. If, on the Maturity Date (or the effective date of any termination of this Agreement), or any date when Borrower ceases to be Streamline Facility Eligible, there are any outstanding Cash Management Services, then on such date Borrower shall provide to Bank cash collateral acceptable to Bank in its good faith business judgment to secure all of the  Obligations relating to such Cash Management Services.

2.1.5                     Bank Services. The facilities provided in Sections 2.1.2, 2.1.3 and 2.1.4 of this Agreement shall not limit Borrower and Bank in (a) entering into Bank Services and Bank Services Agreements outside of this Agreement and/or (b) maintaining Bank Services and Bank Services Agreements made outside of this Agreement and existing on the Effective Date. In addition, Bank hereby acknowledges and agrees that those two (2) certain letters of credit issued by Bank for the benefit of Borrower and that certain cash management facility in the amount of Forty Thousand Dollars ($40,000.00), in each case provided by Bank to Borrower outside of this Agreement and existing as of the Effective Date, shall not reduce the availability of the facilities provided in Sections 2.1.2, 2.1.3 and 2.1.4 of this Agreement.

2.2                               Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest at the then highest rate applicable to the Obligations under this Agreement.

2.3                               Collections. Collections will be credited to the Financed Receivable Balance for such Financed Receivable as set forth in Section 2.9 of this Agreement, but if there is an Event of Default that is continuing, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable as set forth in Section 2.9 of this Agreement and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.9 of this Agreement.

2.4                               Loan Fees.

(a)                                 A fully earned. non-refundable facility fee of Forty-Five Thousand Dollars ($45,000.00) is due upon the Effective Date (the “Facility Fee”).

(b)                                 A fully earned, non-refundable anniversary fee of Twenty-Five Thousand Dollars ($25,000.00) (the “Anniversary Fee”) shall be earned as of the Effective Date, and shall be due and payable on the earlier of (i) the date that is one (1) year from the Effective Date, or (ii) the occurrence of an Event of Default.

The Facility Fee and the Anniversary Fee are hereinafter collectively referred to as the “Loan Fees”.

2.5                               Finance Charges. In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations two (2) Business Days after receipt of the Collections. Borrower will pay a finance charge (the “Finance Charge”) on the Financed Receivable Balance or Account Balance (as applicable) which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by (a) with respect to Financed Receivables based on Eligible Accounts, the outstanding Financed Receivable Balance with respect to such Financed Receivables, and (b) with respect to Financed Receivables based on Aggregate Eligible Accounts, the outstanding Account Balance.  Except as otherwise provided in Section 2.1.l(i), Section 2. l.IG) and/or Section 2.11.1(b)(i), the Finance Charge is payable when the Advance made based on such Financed Receivable is due and payable in accordance with Section 2.11 of this Agreement. Immediately upon the occurrence and during the continuance of an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum with respect to Obligations.

2.6                               Collateral Handling Fee. With respect to Financed Receivables based upon Eligible Accounts, Borrower will pay to Bank a collateral handling fee equal to 0.20% per Reconciliation Period of the Financed Receivable Balance for each such Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”). The Collateral Handling Fee is charged on a daily basis and is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance.  Except as otherwise provided in Section 2.1.1GJ, the Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.11 of this Agreement. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations two (2) Business Days after receipt of the Collections. Immediately upon the occurrence and during the continuance of an Event of Default, the Collateral Handling Fee will increase an additional 0.50%.

2.7 Accounting. After each Reconciliation Period, Bank will provide Borrower with an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fees, and the Loan Fees. If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.8 Deductions. Bank may deduct fees, Bank Expenses, Finance Charges, Collateral Handling Fees, Unused Line Facility Fees, Advances which become due pursuant to Section 2.11 of this Agreement, and other amounts due pursuant to this Agreement from any Credit Extensions made or Collections received by Bank.

2.9                               Lockbox; Account Collection Services

(a)                                 (i) Inc and Ltd shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts of Inc and Ltd to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”), and (ii) GmbH shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to wire transfer payments with respect to the Accounts of GmbH to cash collateral accounts established with Bank or which Bank controls, as directed by Bank (such accounts referred to collectively as the “German Collections Account”), provided, however, the Shekel Accounts of Ltd are not required to be collected in the Lockbox or the German Collections Account. It will be considered an immediate Event of Default if the Lockbox or the German Collections Account are not established and operational on the Effective Date and at all times thereafter.

(b)                                 GmbH shall at all times get in and realise and pay into the German Collections Account all monies which GmbH may receive in respect of the Accounts, and shall not draw money from such account except to the extent permitted in writing by Bank. GmbH shall not at any time without the prior written consent of Bank deal with the Accounts (or the proceeds of Accounts) or other monies otherwise than by getting in the same and paying them into the German Collections Account. Without prejudice to the generality of the foregoing, GmbH shall not at any such time factor or discount any of the Accounts or their proceeds or enter into any agreement for such factoring or discounting and shall not, without the prior written consent of Bank, release, exchange, compound, set off, grant time or indulgence in respect of, or in any other manner deal with all or any of the Accounts or their proceeds. Notwithstanding any terms in this Agreement to the contrary, Bank shall have absolute discretion as to the sums (if any) it permits Borrower, on a case by case basis, to withdraw from the German Collections Account, and Bank shall have no obligation to allow Borrower to withdraw any sums in the German Collections Account. Bank may at its absolute discretion apply the proceeds of any Accounts credited to the German Collections Account to the Obligations.

(c)                                  Upon receipt by Borrower of any proceeds of Accounts that are required to be paid to the Lockbox and the German Collections Account, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.

(d)                                 Without prejudice to Section 2.9(b), provided no Event of Default exists and is continuing or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower (to a deposit account of Borrower maintained with Bank) the proceeds of the Accounts (whether received by Bank in the Lockbox, directly from Borrower, or otherwise but excluding any proceeds of Accounts paid into the German Collections Account, the withdrawal or transfer of which Bank shall have sole and absolute discretion over) other than Collections with respect to Financed Receivables based upon Eligible Accounts and the amount of Collections in excess of the amounts for which Bank has made an Advance to Borrower based upon Eligible Accounts, which amounts shall be used to repay the applicable outstanding Advance(s) and any other amounts due to Bank, such as the Finance Charge, the Loan Fees, Collateral Handling Fees, Unused Line Facility Fees and Bank Expenses; provided, however, Bank may hold any proceeds of the Accounts (whether received by Bank in the Lockbox, the German Collections Account, directly from Borrower, or otherwise and whether or not in respect of Financed Receivables) as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account or Aggregate Eligible Accounts at any time prior to the end of the subject Reconciliation Period.

(e)                                  This Section 2.9 does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral, and if an Event of Default occurs and is continuing, Bank may, without notice, apply the proceeds of such Accounts to the Obligations.

(t)                                    Notwithstanding any terms in this Agreement to the contrary, Bank shall have absolute discretion as to the sums (if any) it permits Borrower, on a case by case basis, to withdraw from the German Collections Account, and Bank shall have no obligation to allow Borrower to withdraw any sums in the German Collections Account. Bank may at its absolute discretion apply the proceeds of any Accounts credited to the German Collections Account to the Obligations.

2.10                        Bank Expenses. Borrower shall pay all Bank Expenses (including reasonable attorneys’  fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.11                        Repayment of Obligations; Adjustments

2.11.1              Repayment.

(a)                                 Borrower will repay each Advance made based upon a specific Eligible Account on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable otherwise remains an Eligible Account), (iv) the date on which there is a breach of any representation or warranty in Section 5.3 of this Agreement or of any covenant in the Loan Documents, (v) as required pursuant to Section 2.1.lGJ, or (vi) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to  such Advance and all other amounts then due and payable hereunder.

(b)                                 With respect to each Advance made based upon Aggregate Eligible Accounts:

(i)                                     Borrower shall pay to Bank, on the first day of each Reconciliation Period, all Finance Charges accrued thereon;

(ii)                                  Borrower will pay the principal amount of the Advances made based upon Aggregate Eligible Accounts on the earliest of: (A) the date on which the aggregate amount of outstanding Advances made based upon Aggregate Eligible Accounts exceeds the Availability Amount (but only up to the amount exceeding the Availability Amount), (B) the Maturity Date (including any early termination), or (C) as required pursuant to Section 2.1.1(i).  Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder; and

(iii)                               In addition to the foregoing, Borrower hereby authorizes Bank to refinance, up to one (1) time per Reconciliation Period, all outstanding Advances which are made based upon Aggregate Eligible Accounts.  Each such refinancing shall consist of the creation of a new “placeholder note” on the books of Bank which evidences the Account Balance with respect to all Advances which are outstanding which are based upon Aggregate Eligible Accounts.

2.11.2              Repayment on Event of Default.  When there is an Event of Default that is continuing, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5 of this Agreement, immediately without notice or demand from Bank) repay all of the Obligations.  The demand may, at Bank’s option, include any and all Credit Extensions, and all accrued Finance Charges, interest, Collateral Handling Fees, the Loan Fees, Unused Line Facility Fees, attorneys’ and professional fees, court costs and expenses, Bank Expenses and any other Obligations.

2.11.3              Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder.  These debits shall not constitute a set-off.

2.12                        Unused Line Facility Fee. Borrower shall pay to Bank a fee (the “Unused Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, on the first (l”) calendar day of each calendar quarter, in an amount equal to one-quarter of one percent (0.25%) per  annum of the average unused portion of the Maximum Availability Amount, as determined by Bank. The unused portion of  the  Maximum  Availability  Amount, for purpose of this calculation, shall equal the difference between (a) the amount set forth in clause (a) of the definition the Maximum Availability Amount and (b) the average for the period of the daily closing balance of the Advances outstanding.  Borrower  shall  not  be entitled  to any credit, rebate  or repayment  of any Unused  Line Facility  Fee previously earned by Bank pursuant to this Section 2.12 notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make Credit Extensions hereunder.

2.13 Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank and its successors and assigns, to: (a) following the occurrence and during the continuance of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) regardless of whether an Event of Default has occurred and is continuing, (i) notify all Account Debtors to pay Bank directly provided, however, Bank will notify Borrower prior to making any direct contact with Borrower’s Account Debtors, unless an Event of Default has occurred and is continuing; (ii) receive and open mail addressed to Borrower; (iii) in the event Bank is in possession of checks or other instruments, endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to any of the Loan Documents); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Bank to protect or preserve Bank’s rights  and remedies under the Loan Documents, as directed by Bank.

2.14                        Net Payments and Withholding.

(a)                                 All payments by Borrower shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the Convention between the Government of the State of Israel and the Government of the United States of America with respect to taxes on income.

(b)                                 Borrower will furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made all such withholding tax payments, and will cooperate with Bank in connection with any information and documentation reasonably required by Bank in connection with credits, exemptions, rebates, or other benefits to be obtained by Bank in connection with such withholding payments made by Borrower, which credits, exemptions, rebates, or other benefits shall be property of Bank, without payment to Borrower or application to any Obligations hereunder.

(c)                                  The agreements and obligations of Borrower contained in this Section 2.14 shall survive the termination of this Agreement.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Credit Extension. Bank’s obligation to make the initial Credit Extension on or after the Effective Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                                 the Loan Documents;

(b)                                 amendments to the Debentures;

(c)                                  a Third Amendment with respect to the Ltd IP Agreement, and completed exhibits thereto;

(d)                                 any Control Agreements required by Bank;

(e)                                  a certificate  of the  Secretary  of Ltd  with respect  to  articles, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(f) a certificate of the secretary of Inc with respect to Inc’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(g)                                  a managing directors’ certificate of GmbH with respect to GmbH’s organizational documents and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(h)                                 Inc’s Operating Documents and a long form good standing certificate of Inc certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(i)                                     Certificates of good standing/foreign qualification of Inc certified by the Secretary of State of the State of California as of a date no earlier than thirty (30) days prior to the Effective Date;

Gl                                    the completed and executed Borrowing Resolutions for each Borrower;

(k)                                 GmbH’s organizational documents and resolutions, including each of (i) Excerpt of the Commercial Register, (ii) Articles of Association, (iii) List of Shareholders and (iv) Shareholder Consent;

(1)                                 an amendment to the Security Assignment Agreement, together with the duly executed original signatures thereto;

(m)                             the Account Pledge Agreement, together with the duly executed original signatures thereto;

(n) certified copies, dated as of a recent date, of financing statement and other lien searches, as Bank shall reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be, terminated or released;

(o)                                 written approval from the Israeli Office of Chief Scientist and Investment Center with respect to the creation of the security interest by Borrower over the Collateral in favor of Bank;

(p)                                 evidence satisfactory to Bank in Bank’s sole discretion that (i) all Indebtedness of Borrower to Kreos has been repaid and satisfied in full, and all documents with respect to such Indebtedness have been duly terminated in writing, (ii) Kreos has no obligation to make any further credit extension to Borrower, (iii) Kreos has terminated and released all Liens on the assets of Borrower (including, without limitation, by filing terminations of all UCC financing statements and terminations of all filings with the United States Patent and Trademark Office and/or the United States Copyright Office), and (iv) the Kreos Intercreditor Agreement is terminated in writing;

(q)                                 the Perfection  Certificate of each Borrower, together with the duly executed original signatures thereto;

(r)                                    a legal op1mon from Borrower’s Israeli counsel with respect to Ltd dated as of the Effective Date, together with the duly executed original signature thereto;

(s)                                   a legal opinion from Borrower’s US counsel with respect to Inc dated as of the Effective Date, together with the duly executed original signature thereto;

(t)                                    a legal opinion from Bank’s German counsel with respect to GmbH dated as of the Effective Date, together with the duly executed original signature thereto;

(u)                                 evidence satisfactory to Bank that the insurance policies required by Section 6.4 of this Agreement are in full force and effect, together with  appropriate evidence showing lender loss payable and additional insured clauses and cancellation notice to Bank (including certificates on Acord 25 and Acord 28 forms and endorsements to the policies reflecting the same);

(v)                                 evidence satisfactory to Bank that all filings required to have been made pursuant to the Debentures and the other Loan Documents have been made to secure a first-ranking Lien in favor of the Bank on the Charged Property, and all other actions required to have been taken by Borrower or any other party prior to the initial Credit Extension on or after the Effective Date shall have been taken and all consents and other authorizations shall have been obtained prior to the initial Credit Extension on or after the Effective Date, all in accordance with the terms of the Debentures and the other Loan Documents;

(w)                               evidence that the GmbH has notified Commerzbank AG about the pledge of its German bank account as further specified in the German Security Documents;

(x)                                 confirmation by Commerzbank AG that it waived or subordinated its prior pledges and all other security interests in relation to the bank accounts of GmbH held with Commerzbank AG in favour of Bank;

(y)                                 establishment of the Lockbox;

(z)                                  establishment of the German Collections Accounts; and

(aa)                          payment of the fees and Bank Expenses then due as specified in Section 2.4 and Section 2.10 of this Agreement.

3.2                               Conditions Precedent to all Credit Extensions. Bank’s agreement to make each Credit Extension, including the initial Credit Extension after the Effective Date, is subject to the following:

(a)                                 receipt of the Advance Request and Invoice Transmittal and the documents required by Section 2.1.l(c) of this Agreement;

(b)                                 Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.l(d) of this Agreement; and

(c)                                  each of the representations and warranties in this Agreement, the Debentures, and the German Security Documents shall be true, accurate, and complete on the date of the Advance Request and Invoice Transmittal and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties  in this Agreement, the Debentures, and the German Security Documents remain true, accurate, and complete.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4                                         CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to  secure  the  payment  and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein, in the Deed of Charge, and in the German Security Documents shall be and shall at all times continue to be a first priority perfected security interest in the Collateral subject only to Permitted Liens that are permitted  to have priority over Bank’s Liens hereunder. If Borrower shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

Without limiting the foregoing, all Obligations shall be also be secured by the German Security Documents, the Deed of Charge, and any and all other security agreements, mortgages or other collateral granted to Bank by GmbH as security for the Obligations, now or in the future.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein and by the Liens granted under the Debentures (subject only to Permitted Liens that expressly have superior priority to Bank’s Lien in this Agreement) and in the Deed of Charge and the German Security Documents.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as this Agreement has been terminated, Bank shall, at Borrower’s sole cost and expense, promptly release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated and the German Security Documents are terminated, Bank shall terminate the security interest granted herein and in the German Security Documents upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In addition to and without limiting the foregoing, if Borrower ceases to be Streamline Facility Eligible, Borrower shall provide cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In either case, in the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (i) one hundred five percent (105.0%) of the face amount of all such Letters of Credit denominated in Dollars, and (ii) one hundred ten percent (ll0.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2                                      Debentures. Borrower has previously created, in favor of Bank, a first ranking floating charge over all of the present and future assets of Borrower whether now existing or hereafter created, and a first ranking fixed charge over its registered and unissued share capital, its reputation and goodwill, intellectual property, and other fixed assets and any tax benefit it may have, in accordance with a certain Debenture of Floating Charge and a certain Debenture of Fixed Charge, each by and between Ltd and Bank and dated as of June 20, 2011 (as amended, modified, supplemented, or restated from time to time, jointly, the “Debentures” and each, a “Debenture”). In addition, Borrower undertakes to create, upon request by Bank, within twenty (20) days of the end of each financial quarter, a first ranking fixed charge over (a) each Account which is outstanding at such time, (b) Ltd ‘s rights, whether then existing or thereafter created, to receive funds from all of its customers, (c) Ltd ‘s Intellectual Property, and (d) Ltd’s Equipment, all in accordance with a debenture of fixed charge in the form of the Debenture of Fixed Charge referred to above (or in the form of an amendment to the existing Debenture, at the Bank’s discretion; each such new and/or amended debenture shall also be included in the definition of the term “Debenture” herein.

4.3                                       Security Documents. In addition to and without limiting the foregoing, all Obligations shall also be secured by any and all properties, rights and assets of Borrower granted by Borrower to Bank now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, including, without limitation, the Charged Property as set forth in the Debentures, the German Security Documents, the Deed of Charge, and any and all other security agreements, mortgages or other collateral granted by Borrower to Bank, now or in the future. Borrower warrants and represents that the charges of the Debentures, upon the filing thereof, shall be first priority fixed and floating charges in the Collateral, subject only to Permitted Liens which are expressly permitted by the terms of this Agreement to have priority.

4.4                                      Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion. Upon written request of Borrower, Bank shall provide Borrower with copies of all filed financing statements.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing (and, with respect to Ltd, not in a status of a “breaching company”) and in good standing, if applicable, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. GmbH is a company, duly incorporated and validly existing under the laws of Germany and has the power to carry on its business as it is now being conducted and to own its property and other assets. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by such Borrower, entitled Perfection Certificate (collectively, the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default would result in a Material Adverse Change.

5.2                                        Collateral. Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder or pursuant to the Debentures, the Deed of Charge or the German Security Documents, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors. All Inventory is in all material respects of good and marketable quality, free from material defects, ordinary wear and tear and obsolete inventory excepted.

No restriction or condition of law or any agreement exists or applies to the ability of Borrower to transfer or grant a security interest in or charge the Collateral, except for, with respect to any part of the Collateral which is deemed know-how derived from research and development that was funded through grants received by Borrower from the Israeli Office of Chief Scientist, restrictions under the Encouragement of Industrial Research and Development Law, 5744-1984 (as amended from time to time), and/or any rules and regulations and directives promulgated thereunder.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to result in a Material Adverse Change. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3                               Financed Receivables.  Borrower represents and warrants for each Financed Receivable:

(a)                                          Such Financed Receivable is an Eligible Account;

(b)                                          Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)                                  The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

(d)                                          Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

(e)                                           Such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)                                           There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)                                           Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)                                          Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i)                                              Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

G) No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank pursuant to this Agreement and the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4                                       Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5                                       No Material Deviation in Financial Statements and Deterioration in Financial Condition. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                                       Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities;  Borrower is not left with unreasonably small capital after the transactions in this Agreement, in particular but without limitation the fair value of GmbH’s net assets (assets minus existing and deferred liabilities) exceeds GmbH’s stated share capital (Stammkapital); and Borrower is able to pay its debts (including trade debts) as they mature.

5.7                                       Regulatory Compliance. Inc is not an “investment company” or a company “controlled”‘ by an “investment company” under the Investment Company Act of 1940, as amended. Inc is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Inc has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8                                       Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions.  Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a ‘Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank pursuant to this Agreement and the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11                                Office of the Chief Scientist and Investment Center.  As of the Effective Date, Borrower did not receive any grants, funds or benefits (including, but not limited to, tax benefits) from the Israeli Office of Chief Scientist or Investment Center or the Binational Industrial Research and Development Foundation, except as provided in Schedule 5.11. Borrower is not obligated to pay any royalties or any other payments to the Israeli Office of Chief Scientist or Investment Center or the Binational Industrial Research and Development Foundation, except as provided in Schedule 5.11. The transactions contemplated under this Agreement, the Debentures and any other Loan Document (including the realization of the Charged Property) are not subject to any right and do not require the approval of the Israeli Office of Chief Scientists or Investment Center or the Binational Industrial Research and Development Foundation, except as provided in Schedule 5.11.

5.12                                Repetition. The representations of Borrower in this Agreement and in any other Loan Document are deemed to be made by Borrower by reference to the facts and circumstances then existing at all times and on each date until all amounts owed to Bank hereunder or under any Loan Document are paid in full, subject only to such changes that are expressly permitted hereunder.

6                                         AFFIRMATIVE COVENANTS

Until such time as all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are paid in full, and this is Agreement is terminated by Borrower or Bank, Borrower shall do all of the following:

6.1                               Government Compliance

(a)                                        Maintain its and all its Subsidiaries’ legal existence and good standing, if applicable, in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would result in a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would result in a Material Adverse Change.

(b)                                         Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

(c)                                          Deliver to Bank, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Re(iuirements of Law that would result in a Material Adverse Change on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.2                               Financial Statements, Reports, Certificates

(a)                                         Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each Reconciliation Period, a company prepared consolidated balance sheet and income statement (based on Borrower’s shipments) covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form of presentation acceptable to Bank; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (except with respect to a going concern opinion, if applicable) on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the SEC (or the Israeli or German equivalent); (iv) a prompt report of any legal actions pending or threatened agai nst Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more; (v) as soon as available, and at least annually, within ten (IO) days of approval by Borrower’s board of directors, and contemporaneously with any updates or amendments thereto, annual financial projections for the following fiscal year approved by Borrower’s board of directors and commensurate in form and substance with those provided to Borrower’s venture capital investors, together with any related business forecasts used in the preparation of such annual financial plans and projections; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b)                                        Within thirty (30) days after the last day of each Reconciliation Period, deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c)                                          Allow Bank to inspect the Collateral and audit and copy Borrower’s Books, including, but not limited to, Borrower’s Accounts, upon reasonable notice to Borrower. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense. In the event Borrower and Bank schedule an audit more than ten (I0) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.  After the occurrence and during the continuance of an Event of Default, Bank may audit Borrower’s Collateral at Borrower’s expense, including, but not limited to, Borrower’s Accounts as frequently as Bank deems necessary at Borrower’s expense and at Bank’s sole and exclusive discretion, without notification to and authorization from Borrower. Each such inspection or audit shall not exceed (i) Five Thousand Dollars ($5,000.00) in the aggregate if outside the United States and/or (ii) Eight Hundred Fifty Dollars ($850.00) per day for inspections or audits within the United States, provided however, such amount shall not exceed Five Thousand Dollars ($5,000.00) in the aggregate within the United States.

(d)                                        Upon Bank’s request, provide a written report on any Financed Receivable, where payment of such Financed Receivable does not occur within five (5) days after its due date and include the reasons for the delay.

(e)                                          Provide Bank with, as soon as available, but no later than fifteen (15) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, each in form and detail acceptable to Bank.

(!)                                           Provide Bank with, (i) as required by Section 2.1.l(c), (ii) as required by Section 2.1.IQ), and (iii) as soon as available, but no later than fifteen (15) days following each Reconciliation Period, a duly completed Borrowing Base Certificate signed by a Responsible Officer.

(g)                                          Immediately upon Borrower ceasing to be Streamline Facility Eligible, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and an Advance Request and Invoice Transmittal with respect to each such Account.

(h)                                         Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form and detail acceptable to Bank.

(i)                                             Provide Bank prompt written notice on a quarterly basis of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.

Q)                                           Deliver to Bank, as soon as available, but no later than thirty (30) days after the last day of each calendar quarter, a company prepared consolidated balance sheet and income statement in accordance with US GAAP covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form of presentation reasonably acceptable to Bank.

(k) Borrower shall promptly deliver to Bank a summary, in a form reasonably acceptable to Bank, of any material developments with respect to the claims of Borrower and Appletech, Ltd. and its Affiliates against one another.

6.3                                       Taxes; Withholding: Gross-up. Make, and cause each Subsidiary to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

All payments to be made by Borrower under this Agreement, whether in respect of principal, interest, fees or otherwise, shall (save insofar as required by law to the contrary) be paid in full without set off or counterclaim and free and clear of and without any deduction or withholding or payment for or on account of any Taxes that may be imposed in Germany, Israel, or any other jurisdiction from which payment may be made by Borrower under this Agreement excluding Taxes on income of Bank. If Borrower shall be required by law to effect any deduction or withholding or payment as aforesaid from or in connection with any payment made under this Agreement for the account of Bank then:

(a)                                Borrower shall promptly notify Bank upon becoming aware of the relevant requirements to deduct any such deduction or withholding or payment;

(b)                                        Borrower shall ensure that such deduction or withholding or payment does not exceed the minimum legal liability therefor, shall remit the amount of such Tax to the appropriate Taxation authority and/or Governmental Authority and shall forthwith pay to Bank such additional amount as will result in the immediate receipt by Bank of the full amount which would otherwise have been receivable hereunder had no such deduction or withholding or payment been made or required; and

(c)           Borrower shall not later than fifty (50) days after each deduction or withholding or payment of any Taxes forward to Bank documentary evidence reasonably required by Bank in respect of the payment of any such Taxes.

The agreements and obligations of Borrower contained in this provision shall survive the termination of this Agreement.

6.4 Insurance. Keep (at Borrower’s cost and expense, on and after the Effective Date until termination of this Agreement) its business and the Collateral (other than Accounts) insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank (provided that said waiver shall not inure to the benefit of any person who caused a malicious damage), and all commercial general liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling or materially amending its policy during the term of the policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) with respect to any loss, but not exceeding Four Hundred Thousand Dollars ($400,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent. Bank acknowledges that the evidence of Ltd’s insurance policies delivered by Ltd to Bank on or prior to the Effective Date is satisfactory to Bank as of the Effective Date.

6.5                                      Accounts

(a)                                        To permit Bank to monitor Borrower’s financial performance and condition, maintain all of Borrower’s and all of its Subsidiaries’ (other than GmbH and SolarEdge China) non-Shekel depository, operating and securities/investment accounts with Bank and Bank’s Affiliates (provided, however, that Ltd may maintain one (I)                 account with PayPal or another payment processor), which accounts shall contain at least seventy-five percent (75.0%) of the aggregate value of all of Borrower’s and all of its Subsidiaries’ accounts at all financial institutions (excluding accounts held by SolarEdge China).

(b)                                        Without limiting the foregoing, Borrower shall obtain Bank’s prior written consent to open any deposit or securities account at or with any bank or financial institution other than Bank or Bank’s Affiliates (other than Shekel accounts). Borrower shall indicate in the Compliance Certificate provided to Bank in accordance with Section 6.2(b) above any deposit or securities account it holds at or with any bank or financial institution other than Bank or Bank’s Affiliates and the aggregate value of deposits and/or securities in any such account. In addition, (i) for each account that Borrower at any time maintains in the United States (other than accounts at Bank), Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank and (ii) for each account that Borrower at any time opens or maintains outside of the United States (including, without limitation, accounts opened or maintained in the State of Israel) with any institution other than Bank (excluding Shekel accounts), Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to (A) agree that such account is the collateral of Bank pursuant to the terms hereunder and/or the terms in the Debentures, and (B) sign an agreement, in a form and substance satisfactory to Bank, in which the depository bank or securities intermediary undertakes that upon notice from Bank that an Event of Default has occurred, Bank shall have alongside Borrower, signatory rights in all such accounts, such that no activities on behalf of Borrower shall occur without Bank’s signature and Bank shall have the right, without derogating from any other right of Bank, to inform the depository bank or securities intermediary of the cancellation of Borrower’s signature rights in such a manner that Bank shall have sole signatory rights in such accounts or take such other action(s) pursuant to applicable law as Bank reasonably determines is necessary in order to provide Bank with a first priority perfected security interest in and to such account and all monies or securities on deposit therein.

(c)                                         In addition to and without limiting the foregoing, GmbH undertakes not to open any new bank accounts that are not covered under the German Security Documents neither in Germany nor elsewhere unless (i)                     with the prior written consent of Bank and (ii) under the proviso that Bank will obtain, contemporaneously with the opening of any such account, a first priority security interest over such account in accordance with the requirements of the applicable local laws (in particular Germany) and in each case under terms and conditions acceptable to Bank.

6.6                                       Inventory; Returns; Notices of Adjustments. Keep all Inventory in good and marketable condition, free from material defects (ordinary wear and tear and obsolete inventory excepted). Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. If, at any time during the term of this Agreement, any Account Debtor asserts an Adjustment in excess of One Hundred Thousand Dollars ($100,000.00), Borrower issues a credit memorandum, or any representation, warranty or covenant set forth in this Agreement or the other Loan Documents is no longer true in all material respects, Borrower will promptly advise Bank.

6.7                               Financial Covenants.  Maintain at all times, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)                                        Liquidity. To be tested at any time, Liquidity of greater than or equal to Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000.00).

(b)                                         Ad justed EBITDA. To be tested as of the last day of each calendar quarter, (i) negative Adjusted EBITDA of no greater than ($1,500,000.00) for the calendar quarter ending March 31, 2015, and (ii) positive Adjusted EBITDA of at least: (A) $1,500,000.00 for the calendar quarter ending June 30, 2015, (B) $3,500,000.00 for each of the calendar quarters ending September 30, 2015 and December 31, 2015, (C) $1,500,000.00 for the calendar quarter ending March 31, 2016, and (D) $3,500,000.00 for the calendar quarter ending June 30, 2016 and for each calendar quarter thereafter.

6.8                               Protection and Registration of Intellectual Property Rights

(a)                                         (i) Use its commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property to which it becomes aware; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                 If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii)  applies for any Patent or the registration of any Trademark, then Borrower shall provide written notice thereof to Bank on a quarterly basis and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office or with another competent authority in any other jurisdiction,

Borrower shall on a quarterly basis: (x) provide Bank with written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto) or with another competent authority in any other jurisdiction; (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office or with another competent authority in any other jurisdiction; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)                                          Provide written notice to Bank within ten (10) Business Days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9                                       Litigation Cooperation. From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, upon reasonable notice and at reasonable times provided no Event of Default exists, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10                                Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.11                                Grants. After the occurrence and continuance of an Event of Default, Borrower shall obtain the prior written consent of Bank before receiving any grants, funds or benefits, or filing for an application to receive funding from the Office of Chief Scientist or the Binational Industrial Research and Development Foundation.

6.12                                Warranty Claim. Borrower must promptly notify Bank of any warranty claims (whether or not such claims have any merit) in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

6.13                                Process agent in England.  Borrower shall deliver (or procure delivery) to Bank, in form and substance satisfactory to Bank, when so requested by Bank and within IO days of Bank’s request, a confirmation of acceptance of appointment from an agent for service of process in England acceptable to Bank addressed to Bank. The failure of Borrower to comply with this Section 6.13 shall constitute an immediate Event of Default to which no cure or grace period shall apply.

7                                         NEGATIVE COVENANTS

Until such time as all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are paid in full, and this is Agreement is terminated by Borrower or Bank, Borrower shall not do any of the following without Bank’s prior written consent:

7.1                               Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment;  (c) in connection with Permitted Liens and Permitted Investments; and (d) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.

7.2                                       Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) any Key Person ceases to hold such office with Borrower and a replacement satisfactory to Borrower’s board of directors is not made within 90 days after his/her departure from Borrower; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-nine percent (49.0%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (I) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) deliver any portion of the Collateral to a bailee, unless (i) such bailee location contains less than Fifty Thousand Dollars ($50,000.00) in Borrower’s assets or property and (ii) Bank and such bailee are parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, unless all Obligations have been paid in full and this Agreement has been terminated in connection with such merger or acquisition. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                                       Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 of this Agreement and the definition of “Permitted Liens” herein.

7.6                                       Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5 of this Agreement.

7.7                                      Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchases do not exceed in the aggregate of Two Hundred Thousand Dollars ($200,000).

7.8                                       Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that (a) (i) are in the ordinary course of Borrower’s business, or (ii) that are permitted under Section 7.2, 7.3, 7.4. 7.7, or 7.9, and (b) are upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                                     Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt. except under the terms of the subordination. intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount owed by Borrower thereof, shorten the maturity thereof, increase the rate of interest applicable thereto or adversely affect the subordination thereof to Obligations owed to Bank.

7.10                              Compliance. With respect to Inc, become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would result in a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8                                               EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                                      Payment Default. Borrower fails to pay any of the Obligations when due;

8.2                                      Covenant Default. Borrower fails or neglects to perform any obligation in Section 2.9 or Section 6 of this Agreement or violates any covenant in Section 7 of this Agreement or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this Section 8.2 shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3                                      Material Adverse Change.  A Material Adverse Change occurs;

8.4                                     Attachment; Levy; Restraint on Business

(a)             (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)             (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5                                      Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) with respect to GmbH, GmbH is illiquid, over-indebted or otherwise deemed insolvent pursuant to the terms of the German Insolvency Act (Insolvenzardnung ); (c) Borrower begins an Insolvency Proceeding; or (d) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                                      Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000.00); or (b) any default by Borrower or Guarantor, the result of which could result in a Material Adverse Change to Borrower’s or any Guarantor’s business;

8.7                                       Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8                                        Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                                        Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the applicable subordination agreement;

8.10                                  Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner and the same are not, within thirty (30) days after the decision thereof, reinstated or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change; or

8.11                                 Subsidiaries.

(a)                                           SolarEdge China at any time maintains assets with an aggregate gross value of greater than or equal to Four Hundred Thousand Dollars ($400,000.00);

(b)                                          SolarEdge Australia at any time maintains assets with an aggregate gross value of greater than or equal to Two Hundred Thousand Dollars ($200,000.00);

(c)                                            SolarEdge Netherlands at any time maintains assets with an aggregate gross value of greater than or equal to One Hundred Thousand Dollars ($100,000.00); or

(d)                                          SolarEdge Canada at any time maintains assets with an aggregate gross value of greater than or equal to One Hundred Thousand Dollars ($100,000.00).

9                                                   BANK’S RIGHTS AND REMEDIES

9.1                                         Rights and Remedies. When an Event of Default occurs and continues beyond any applicable grace period Bank may, without notice or demand, do any or all of the following:

(a)                                          declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of this Agreement occurs, all Obligations are immediately due and payable without any action by Bank);

(b)                                          stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                         demand that Borrower (i) deposit cash with Bank in an amount equal to (i) one hundred five percent (105.0%) of the aggregate face amount of all such Letters of Credit denominated in Dollars, and (ii) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all such Letters of Credit denominated in a Foreign Currency, remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                        terminate any FX Contracts;

(e)                                         settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account.  Borrower shall collect all payments in trust for Bank and, ifrequested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)                                          make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)                                         ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

GJ                                         demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code or any other applicable law (including disposal of the Collateral pursuant to the terms thereat).

9.2                                      Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3                                      Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4                                      No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code and any other applicable law, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5                                      Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6                                      Borrower Liability.  Inc. and/or Ltd may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for itself for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extensions, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.

Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.6 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.6, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

9.7                                      Illegality. If it shall become unlawful for Bank to continue to fund or maintain any Credit Extensions, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Credit Extensions in full with all accrued interest thereon and all other amounts payable by Borrower hereunder.

10                                         NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (I) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	SolarEdge Technologies, Inc.

SolarEdge Technologies, Ltd.
SolarEdge Technologies GmbH
6 HeHarash Street
P.O. Box 7349
Neve Neeman, Hod Hasharon 45240, Israel
	Attn:	CFO, Ronen FaierNP General Counsel
	Fax:	972-9 957-6591
Email: ronen.faier@solaredge.com

If to Bank:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
	Attn:	Ms. Laura Scott
	Fax:	(617) 969-4395
Email: LScott@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
	Attn:	David A. Ephraim, Esquire
	Fax:	(617) 692-3455
Email: DEphraim@riemerlaw.com

11                                          CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided to Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self- help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12                                         GENERAL PROVISIONS

12.1                               Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to an operating company which is a direct competitor of Borrower.

12.2                               Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3                               Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Bank may set off any matured obligation due from GmbH under the Loan Documents against any matured obligation owed by Bank to GmbH, regardless of the place of payment, banking branch or currency of either obligation. Further, GmbH authorizes Bank to apply (without prior notice) any credit balance (whether or not then due) to which GmbH is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability or obligation (whether or not matured) of, any office of Bank in or towards satisfaction of any sum then due and payable by it to Bank under the Loan Documents and unpaid. For these purposes, Bank may convert one currency into another, provided that nothing in this Section 12.3 shall be effective to create a charge. Bank shall not be obliged to exercise any of its rights under this Section 12.3, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right (including the benefit of the Loan Documents) to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

12.4                               Time of Essence. Time is of the essence for the performance of all Obligations m this Agreement.

12.5                               Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6                               Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7                               Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements, including, without limitation the Prior Agreement. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8                                Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 of this Agreement to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 and the Liens granted under the Debentures, the Deed of Charge and the German Security Documents shall survive until the termination of this Agreement and all Bank Services Agreements.

12.10 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this Section 12.10); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this Section 12.10 or is in Bank’s possession when disclosed to Bank; or (ii) disclosed to Bank by a third party on a nonconfidential basis if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12                                Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13                                 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14                                Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15                                Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16                                IP Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement and acknowledges, confirms and agrees that (a) the IP Agreement shall remain in full force and effect and shall in no way be limited by the execution of this Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith, and (b) the IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Agreement. In addition, Borrower and Bank hereby agree that the Inc IP Agreement shall be amended by deleting “that certain Loan and Security Agreement by and between Bank, Grantor, and Solaredge Technologies, Ltd. dated June 23, 2011 (as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein are used as defined in the Loan Agreement)” where it appears in the recitals thereto and inserting in lieu thereof “that certain Second Amended and Restated Loan and Security Agreement by and among (i) Bank, (ii) Grantor, (iii) SOLAREDGE TECHNOLOGIES, LTD. and (iv) SOLAREDGE TECHNOLOGIES GMBH, dated as of February 17, 2015 (as the same may be amended, restated, modified or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein are used as defined in the Loan Agreement)”.

13                                          DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Balance” is, on any date, the aggregate outstanding principal amount of all Advances made based upon Aggregate Eligible Accounts.

“Account Debtor” is as defined in the Code or any other applicable law and shall include, without limitation, any person liable on any Account or Financed Receivable, such as, a guarantor of the Account or Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Account Pledge Agreement” is defined in the definition of German Security Documents.

“Adjusted EBITDA” means, as determined in accordance with US GAAP, (a) net income, plus (b) to the extent deducted in the calculation of net income, interest, taxes, depreciation and amortization, and plus (c) to the extent deducted in the calculation of net income, non-cash stock-based compensation, as set forth on Borrower’s most recent company prepared consolidated balance sheet and income statement delivered to Bank pursuant to Section 6.2(j).

“Adjustments” are all discounts allowances, returns, recoveries, disputes, claims of any kind (including, without limitation, counterclaims or warranty claims), offsets, defenses, rights of recoupment, rights of return, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1 of this Agreement.

“Advance Rate” is eighty percent (80.0%), net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue (unless otherwise approved by Bank in writing on a case by case basis in its sole discretion), or such other percentage as Bank establishes under Section 2.1.1 of this Agreement.

“Advance Request and Invoice Transmittal” shows Eligible Accounts and/or Aggregate Eligible Accounts, which Bank may finance, and (a) with respect to requests for Advances based upon Eligible Accounts, includes the Account Debtor’s name, address, invoice amount, invoice date and invoice number, and (b) with respect to requests for Advances based upon Aggregate Eligible Accounts, includes (i) the Account Debtor’s name, address, invoice amount, invoice date and invoice number, (ii) the current outstanding amount of Advances made based upon Aggregate Eligible Accounts and (iii) the Availability Amount.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members; provided that any Person constituting a portfolio investment of any of the stockholders of the Borrower that are venture capital investors shall not be considered an Affiliate of the Borrower solely as a result of such relationship.

“Aggregate Eligible Accounts” is defined in Section 2.1.1.

“Agreement” is defined in the preamble of this Agreement.

“Anniversary Fee” is defined in Section 2.4.

“Applicable Rate” is (a) with respect to Financed Receivables based upon Eligible Accounts, a floating per annum rate equal to the Prime Rate plus two percent (2.0%), and (b) with respect to Financed Receivables based upon Aggregate Eligible Accounts, a floating per annum rate equal to the Prime Rate plus one-half of one percent (0.50%).

“Availability Amonnt”  is the lesser of (a) the Maximum Availability Amount and (b) the Borrowing Base.

“Bank” is defined in the preamble of this Agreement.

“Bank Entities” is defined in Section 12.10.

‘‘Bank Expenses’’ are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services” are any products and/or credit services and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition entitled “Bank Services” appearing alphabetically in this Section 13.1.

“Bank Services Line Reduction Amount” is an amount equal to (a) the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit entered into pursuant to Section 2.1.2 (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve with respect thereto), plus (b) the sum of all amounts used for Cash Management Services entered into pursuant to Section 2.1.4, and plus (c) the FX Reduction Amount with respect to FX Contracts entered into pursuant to Section 2.1.3.

“Borrower” is defined in the preamble of this Agreement.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty percent (80.0%) (or such other percentage as Bank establishes under Section 2.1.1) multiplied by Borrower’s Aggregate Eligible Accounts (net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue (unless otherwise approved by Bank in writing on a case by case basis in its sole discretion)).

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate cancel ing or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and havi ng the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (I ) year after issue; and (d) money market funds at least ninety five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4 of this Agreement.

“Charged Property” is defined in the Debentures.

“Claims” is defined in Section 12.2 of this Agreement.

“Code” is (a) with respect to Inc or any assets located in the United States, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term

“Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions, and (b) with respect to Ltd, GmbH, or any assets located outside of the United States, any applicable law.

“Collateral” is (a) any and all properties, rights and assets of Inc described on Exhibit A, (b) any and all properties, rights and assets granted by Ltd to Bank or arising under Israeli law or other applicable law, now, or in the future, including, without limitation, the Charged Property, and (c) with respect to GmbH, any and all properties, rights and assets of Borrower granted by GmbH to Bank or arising under German law or other applicable law, now, or in the future, including, without limitation, all collateral and security described in the German Security Documents and the Deed of Charge.

‘Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Handling Fee” is defined in Section 2.6 of this Agreement.

“Collections” are (a) all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables and (b) the monthly refinancing by Bank, to be completed at Bank’s discretion pursuant to Section 2.11.1 (b)(iii) of this Agreement, of all outstanding Advances which are based upon Aggregate Eligible Accounts.

“Commodity Account” is any “commodity account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code or any other applicable law) over such Collateral Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, FX Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Debenture” and “Debentures” are defined in Section 4.2.

“Deed of Charge” is the deed of charge dated as of January 8, 2013 granted by GmbH in favor of Bank and governed by English law, as amended, modified or restated from time to time.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3 of this Agreement, have been, at the option of Bank, confirmed in accordance with Section 2.1.l(d) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a)                                 Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)                                 Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)                                  Accounts owing from an Account Debtor which does not have its principal place of business in the United States, State of Israel, Canada or Western Europe, unless such Accounts are otherwise Eligible Accounts and covered in full by credit insurance through the Israeli Credit Insurance Company, and otherwise satisfactory to Bank, less any deductible;

(d)                                 Accounts billed and/or payable outside of the United States, Germany, or the State of Israel;

(e)                                  Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(!) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(g)                                 Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return’’, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(h)                                 Accounts owing from an Account Debtor where goods or services have not yet been rendered or delivered to the Account Debtor (sometimes called memo billings or pre-billings);

(i)                                     Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(j) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(k)                                 Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(I)                                   Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(m)                             Accounts for which the Account Debtor has not been invoiced;

(n)                                 Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(o)                                 Accounts subject to chargebacks or other payment deductions taken by an Account Debtor;

(p)                                 Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(q)                                 Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business unless such accounts are insured by the!CIC or otherwise approved by Bank in writing;

(r)                                    Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue), unless otherwise approved by Bank in writing on a case- by-case basis in its sole discretion;

(s)                                   Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices;

(t)                                    Accounts in which Bank does not have a first priority, perfected security interest or a fixed charge, as applicable, under all applicable laws, including foreign laws;

(u)                                 Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(v)                                 Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Eligible Accounts (except for Accounts with respect to which the Account Debtor is Solar City, Samsung, Sanyo or BP Solar, for which such percentage is fifty percent (50%)), for the amounts that exceed such percentage, unless Bank otherwise approves in writing;

(w)                               Accounts billed or invoiced from or by a Person other than Borrower;

(x)                                 Accounts owing from an Account Debtor which is a distributor or is subject to sell-through, unless

(i)                                     such distributor is pre-approved by Bank in writing in its sole and absolute discretion on a case-by-case basis and such Account is backed by a contract and letter of credit acceptable to Bank in its sole and absolute discretion, and (ii) such distributor has no rights of return, as determined by Bank in writing;

(y)                                 Accounts with credit balances over ninety (90) days from invoice date; and

(z)                                  Accounts with a due date that is more than ninety (90) days from invoice date.

“Equipment” is all “equipment” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Euro” and “€” each mean the official currency of the European Union, as adopted by the European Council at its meeting in Madrid, Spain on December 15 and 16, 1995.

“Events of Default” are set forth in Section 8 of this Agreement.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Facility Amount” is Fifty Million Dollars ($50,000,000.00).

“Facility Fee” is defined in Section 2.4 of this Agreement.

“Finance Charges” is defined in Section 2.5 of this Agreement.

“Financed Receivables” are all those Eligible Accounts and Aggregate Eligible Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1 of this Agreement. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“Foreign Currency” means lawful money of a country other than the United States.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“GAAP” is (a) in respect of Inc, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination (“US GAAP”), (b) in respect of Ltd, generally accepted accounting principles in Israel, and (c) in respect of GmbH, generally accepted accounting principles in Germany.

“German Collections Account” is defined in Section 2.9(a).

“German Security Documents” means, collectively, (a) a certain Security Assignment Agreement (accounts receivable) dated as of January 8, 2013, between GmbH and Bank, as amended by a certain Amendment Agreement dated as of the Effective Date, as further amended, modified, supplemented, or restated from time to time (the “Security Assignment Agreement”), (b) a certain Restated Account Pledge Agreement dated as of the Effective Date, between GmbH and Bank, as amended, modified, supplemented, or restated from time to time (the “Account Pledge Agreement”), and (c) any and all other security agreements, mortgages or other collateral granted to Bank by GmbH as security for the Obligations, now or in the future, as amended, modified, supplemented, or restated from time to time.

“GmbH” is defined in the preamble hereof.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations. “Inc” is defined in the preamble hereof.

“Inc IP Agreement” is defined in the definition of “IP Agreement” in this Agreement.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2 of this Agreement.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Israeli Companies Ordinance 5743-1983, the Israeli Companies Law 5759-1999, the German Insolvency Act (lnsolvenzardnung ), or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)                                 its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights which may be available to Borrower;

(e)                                  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(!)                                    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date or any other applicable law with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Agreement” is collectively, (a) that certain Intellectual Property Security Agreement dated as of June 23, 2011, by and between Inc and Bank, as amended, modified or restated from time to time (the “Inc IP Agreement”), and (b) that certain Intellectual Property Security Agreement dated as of June 23, 2011, by and between Ltd and Bank, as amended by that certain First Amendment to Intellectual Property Security Agreement dated as of June 4, 2012, as further amended by that certain Second Amendment to Intellectual Property Security Agreement dated as of February 27, 2014, and as further amended by that certain Third Amendment to Intellectual Property Security Agreement dated as of the Effective Date, as further amended, modified or restated from time to time (the “Ltd IP Agreement”).

“Kreos” is Kreos Capital IV (Expert Fund) Limited, a company incorporated in Jersey whose registered office is at 47 Esplanade, St. Helier, Jersey.

“Kreos Intercreditor Agreement” is that certain Intercreditor Agreement dated as of December 28, 2012, by and between Bank and Kreos, as amended by that certain Amendment to Intercreditor Agreement dated as of February 27, 2014, as further amended, modified, or restated from time to time.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank.

“Letter of Credit Application” is defined in Section 2.1.2.

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is the sum of (a) Borrower’s unrestricted and unencumbered cash, plus (b) the remaining amount Borrower has available to borrow under Section 2. 1.1 of this Agreement at any given time (taking into account the terms and conditions of this Agreement, all applicable borrowing formulas and the then-outstanding balance).

“Loan Documents” are, collectively, this Agreement, the IP Agreement, the Debentures, the Deed of Charge, the Perfection Certificate, any control agreement, the Borrowing Resolutions, the German Security Documents, any Bank Services Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower and/or any Guarantor, and any other present or future agreement between Borrower and/or any Guarantor and/or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Loan Fees” is defined in Section 2.4

“Lockbox” is defined in Section 2.9 of this Agreement.

“Ltd” is defined in the preamble hereof.

“Ltd IP Agreement” is defined in the definition of “IP Agreement” in this Agreement.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.  In determining whether a “Material Adverse Change” has occurred under clause (b) or (c) above, Bank’s primary, though not sole, consideration will be whether Borrower has or will have sufficient cash resources to repay the Obligations as and when due. Bank recognizes that, as a pre-profit company, Borrower’s cash resources will decline over time, and Borrower will periodically require additional infusions of equity capital. The clear intention of Borrower’s investors to continue to fund Borrower in the amounts and timeframe necessary, in Bank’s good faith judgment, to enable Borrower to satisfy the Obligations as they become due and payable is the most significant criterion Bank shall consider in making any such determination.

“Maturity Date” is December 31, 2016.

“Maximum Availability Amount” is (a) Forty Million Dollars ($40,000,000.00), minus (b) the Bank Services Line Reduction Amount.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses, Unused Line Facility Fees and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents”  means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1 of this Agreement.

“Permitted Indebtedness” is:

(a)                                 Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)                                  Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(f)                                   extensions, re-financings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(g)     Indebtedness of any Subsidiary to Borrower or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby).

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

(b)                                 Investments consisting of Cash Equivalents;

(c)                                  Investments by Borrower in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any calendar quarter;

(d)                                 Investments consisting of deposit accounts permitted in accordance with Section 6.5 hereof;

(e)                                  joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year;

(f)                                   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; and

(g)                                  Investments required in connection with the lease of real property in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate.

“Permitted Liens” are:

(a)                                 Liens existing on the Effective Date which are shown on the Perfection Certificate (excluding the Liens described in subsections (m), (n) and (o) below) or arising under this Agreement and the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided such Liens have no priority over any Liens in favor of Bank;

(c)                                  purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(e)                                  Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)                                   Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a first perfected security interest in the amounts held in such deposit and/or securities accounts and such accounts are permitted to be maintained under Section 6.5 of this Agreement;

(g)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligations for borrowed money;

(i) easements, rights-of-way, restr1ct1ons and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

U) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)                                 Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums;

(I)                                   Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (k), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(m)                             Liens in favor of Bank Leumi on cash collateral in that certain account no. 025500/95 - 744 of Ltd maintained with Bank Leumi containing not more than Five Hundred Sixty-Five Thousand One Hundred Ninety- Two Shekels (NIS 565,192.00) at any time;

(n)                                 Liens of Bank Leumi on up to Eight Hundred Thirty Thousand Dollars ($830,000.00) of cash collateral in accounts of Ltd at Bank Leumi, securing a letter of credit issued by, and credit card services provided by, Bank Leumi, with reimbursement and other obligations not to exceed Eight Hundred Thirty Thousand Dollars ($830,000.00) in the aggregate; and

(o)                                 Liens of Bank Leumi on up to Three Hundred Thirty Thousand Dollars ($330,000.00) of cash collateral in accounts of Ltd at Bank Leumi, securing foreign exchange services provided by Bank Leumi, with obligations not to exceed Three Hundred Thirty Thousand Dollars ($330,000.00) in the aggregate.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is, with respect to any day, the “Prime Rate” as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published).

“Prior Agreement” is defined in the preamble hereof.

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower, or, in respect of GmbH, its managing director (Geschiiftsfahrer), or the German equivalent of any of the aforementioned terms.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Security Assignment Agreement” is defined in the definition of German Security Documents.

“Settlement Date” is defined in Section 2.1.3.

“Shekel” means only lawful money of the State of Israel.

“SolarEdge Australia” is SolarEdge Technologies (Australia) PTY Ltd.

“SolarEdge Canada” is SolarEdge Technologies (Canada) Ltd.

“SolarEdge China” is SolarEdge Technologies (China) Co., Ltd.

“SolarEdge Netherlands” is SolarEdge Technologies (Holland) B.V.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Streamline Facility Eligible” means, as of any day during any Subject Month, (a) Borrower has provided evidence to Bank that Borrower (i) had Liquidity greater than or equal to Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000.00) at all times during the applicable Testing Month, and (ii) has Liquidity greater than or equal to Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000.00) on such day, and (b) on such day, no Event of Default exists and is continuing or an event that with notice or lapse of time will be an Event of Default exists.

“Subject Month” is the month which is two (2) calendar months after any Testing Month.

“Subordinated Debf ‘ is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination agreement entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsidiary’’ is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, ·each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Taxes” means any present or future taxes, levies, fees, deductions, duties, imposts or other charges or withholdings of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), and “Tax” and “Taxation” have a corresponding meaning.

“Testing Month” is any month with respect to which Bank has tested Borrower’s Liquidity to determine whether Borrower is Streamline Facility Eligible.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1 of this Agreement.

“Unused Line Facility Fee” is defined in Section 2.12 of this Agreement.

“US GAAP” is defined in the definition of GAAP in this Agreement.

“Western Europe” means the United Kingdom, Ireland, Spain, Italy, Portugal, France, Germany, Switzerland, Belgium, The Netherlands, Norway, Sweden, Finland, Poland, Greece and Denmark.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER

SOLAREDGE TECHNOLOGIES, LTD.

By:	/s/ Guy Sella
Name:	Guy Sella
Title:	CEO

SOLAREDGE TECHNOLOGIES, INC.

By:	/s/ ILLEGIBLE
Name:	ILLEGIBLE
Title:	ILLEGIBLE

SOLAREDGE TECHNOLOGIES GMBH

By:	/s/ Guy Sella
Name:	Guy Sella
Title:	Managing Director

BANK

SILICON VALLEY BANK

By:	/s/ ILLEGIBLE
Name:	ILLEGIBLE
Title:	ILLEGIBLE

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

1

EXHIBIT B

SVB>Silicon Valley Bank

A :Member of SVB Financial Group

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of SOLAREDGE TECHNOLOGIES, LTD., SOLAREDGE TECHNOLOGIES, INC., and SOLAREDGE TECHNOLOGIES GMBH (jointly and severally, individually and collectively, “Borrower”) certify under the Second Amended and Restated Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending                           (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable; The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may c]aim any deduction or discount;

Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings; Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank pursuant to this Agreement and the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing (and, with respect to Ltd, not in a status of a “breaching company”) and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizationa] documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Inc is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Inc is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Borrower is in compliance with the financial covenants set forth in Section 6.7 of the Agreement. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered

Financial Covenants

	Required	Actual	Compliance

Liquidity	;:>: $6,750,000	$	Yes No

Adjusted EBITDA (quarterly)	$ *	$	Yes No

*Assetforth in Section 6.7(b)of the Agreement

Streamline Facility Eligibility

	Required	Actual	Eligible

Liquidity	;:>: $8,750,000	$	Yes No

“Liquidity” is the sum of (a) Borrower’s unrestricted and unencumbered cash, plus (b) the remaining amount Borrower has available to borrow under Section 2.1.1 of this Agreement at any given time (taking into account the terms and conditions of this Agreement, all applicable borrowing formulas and the then-outstanding balance).

“Adjusted EBITDA” is, as determined in accordance with US GAAP, (a) net income, plus (b) to the extent deducted in the calculation of net income, interest, taxes, depreciation and amortization, and plus (c) to the extent deducted in the calculation of net income, non-cash stock-based compensation.

All other representations and warranties in the Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

SOLAREDGE TECHNOLOGIES, INC.

Signature

Title

Date

SOLAREDGE TECHNOLOGIES, LTD.

Signature

Title

Date

SOLAREDGE TECHNOLOGIES GMBH

Signature

Title

Date

EXHIBIT C

Invoice Transmittal

Client Name:

Date

Submitted:	Transmittal #:

Invoice #	Customer Name	Customer Address	Invoice Date	Invoice Amount

			Gross Total	$0.00
			Advance Rate	—%
			Net Cash Advance	$0.00

Comments:

The Borrower (“Borrower”) named on this Invoice Transmittal (“Transmittal”), hereby delivers this Transmittal to Silicon Valley Bank (“Bank”) pursuant to a Second Amended and Restated Loan and Security Agreement between Borrower and Bank (as amended, “Agreement”). By forwarding this Transmittal along with copies of the invoices listed herein, Borrower is requesting Bank to make advances (“Advances”) based on such receivables in accordance with the tenns of the Agreement and hereby represents and warrants that the request has been made by an authorized representative of Borrower with full right, power and authority to deliver this Transmittal to BanJc Borrower acknowledges that such Advances (together with all fees, interest and other charges associated with such Advances) shall be repaid in accordance with the tenns of the Agreement. Borrower hereby ratifies and reaffirms all of its representations and warranties in the Agreement, including, without limitation, Borrower’s representations set forth in Section 5.3 thereof.

For SVB Use Only

Date

AM Approval

PM/TL Approval

SCO Approval

Disbursement Instructions

SVB DDA #

Wire To

ABA #

Account #

EXHIBIT D

BORROWING   BASE CERTIFICATE

Borrower: SOLAREDGE TECHNOLOGIES, LTD., SOLAREDGE TECHNOLOGIES, INC. AND SOLAREDGE TECHNOLOGIES GMBH

Lender: SILICON VALLEY BANK

Commitment Amount: $40,000,000.00

ACCOUNTS RECEIVABLE
I.	Accounts Receivable (invoiced) Book Value as of	$
2.	Additions (please explain on next page)	$
3.	Less: Intercompany I Employee I Non-Trade Accounts	$
4.	NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5.	Affiliate/Intercompany/Employee Accounts	$
6.	90 Days Past Invoice Date	$
7.	Foreign Account Debtors (non-U.S./Israel/Canada/Western Europe) without credit insurance	$
8.	Accounts billed and/or payable outside the United States (non-U.S./Israeli)	$
9.	Contra/Customer Deposit Accounts	$
IO.	U.S. Government Accounts w/o assignment of claims	$
11.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
12.	Accounts with Memo or Pre-Billings	$
13.	Contract Accounts; Accounts with Progress/Milestone Billings	$
14.	Accounts for Retainage Billings	$
15.	Trust I Bonded Accounts	$
16.	Bill and Hold Accounts	$
17.	Unbilled Accounts	$
18.	Non-Trade Accounts (if not already deducted above)	$
19.	Chargebacks Accounts I Debit Memos	$
20.	Product Returns/Exchanges	$
21.	Disputed Accounts; Insolvent Account Debtor Accounts	$
22.	Deferred Revenue
23.	Doubtful I Refreshed I Recycled	$
24.	Balance of 50% over 90 Day Accounts (cross-age or current affected)	$
25.	Concentration Limits	$
26.	Accounts in which Bank doesn’t have perfected first security interest/fixed charge	$
27.	Accounts with Distributor/Sell-Through	$
28.	Accounts not billed by/from Borrower	$
29.	Credit Balances over 90 Days	$
30.	Accounts with Extended Term Invoices (Net 90+)	$
31.	Other (please explain on next page)	$
32.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
33.	Eligible Accounts (#4 minus #32)	$
34.	ELIGIBLE AMOUNT OF ACCOUNTS (80.0% of #33)	$

BALANCES
35.	Availability Amount ((a) $40,000,000.00, minus (b) the Bank Services Line Reduction Amount)	$
36.	Total Funds Available (Lesser of #34 or #35)	$
37.	Present balance owing on Advances based on Aggregate Eligible Accounts	$
38.	RESERVE POSITION (#36 minus #37)	$

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Second Amended and Restated Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY

COMMENTS:	Received by:
AUTHORIZED SIGNER
SOLAREDGE TECHNOLOGIES, LTD.
Date:
By:	Verified:
Authorized Signer		AUTHORIZED SIGNER
Date:	Date:
Compliance Status: Yes No
SOLAREDGE TECHNOLOGIES, INC.

By:
Authorized Signer
Date:

SOLAREDGE TECHNOLOGIES GMBH

By:
Authorized Signer
Date:

SCHEDULE 5.11

NONE